As adopted by the Compensation Committee February 17, 2009	Exhibit 10.1

Scientific Learning Corporation

2009 Management Incentive Plan

Plan Name: Scientific Learning (the “Company”) FY 2009 Management Incentive Plan (“the Plan”).

Purpose: To provide significant cash awards to participants for the achievement and over-achievement of the Company’s collective financial goals, as well as each participant’s individual goals and overall performance in adding value for shareholders, customers and employees.

Participants: All executives, vice presidents, director-level employees and selected manager-level employees (“Participants”). The estimated number of Participants in 2009 is approximately 46. The regional sales directors who are included in sales incentive compensation plans are excluded from the Plan.

Target and Maximum Levels: Target awards are intended to deliver market-level incentive compensation at 100% achievement of goals. Awards increase for overachievement.

Title	Target Award (% of Base Salary Awarded at 100% Achievement of Goals)	Maximum Award (Max % of Base Salary Awarded on Overachievement)
CEO	55%	110%
CFO and SVP, Sales and Services	40%	80%
Chief Technology Officer, Other Senior VPs	35%	70%
Chief Ed Officer, Chief Scientist, other VPs	30%	60%
Directors	20%	40%
Managers	10%	20%

Goals: All Participants in the Plan will have shared Company financial goals and individual goals closely related to the Participant’s own area of responsibility.

Weighting of Shared Goals and Individual Performance
Goal	% of Target Award Allocated to Goal
Company financial goals	70%
Individual performance	30%

Note: For managers and director-level employees, the CEO has discretion to allocate the bonus opportunity differently among the various goals to reflect the priorities and responsibilities of that particular person.

SLC Confidential	Page 1 of 3

As adopted by the Compensation Committee February 17, 2009	Exhibit 1

Shared Goals

Shared Company financial goals for the 2009 Plan are Booked Sales and EBITDAS. The entry, target and maximum levels for those goals are as follows:

	Entry Level (0% Goal Achievement)	Target Level (100% Goal Achievement)	Maximum Level (200% Goal Achievement)
Booked Sales	$44.6 million	$50.6 million	$56.6 million
EBITDAS	$2 million	$4 million	$6 million

Until the entry level for both financial goals is exceeded, no financial goals bonus is paid. The percentage of the financial goals target bonus to be paid will range from 10%, once the $44.6M Booked Sales and $2M EBITDAS entry levels are exceeded, to 200%, when the maximum level of $56.6M Booked Sales and $6M EBITDAS is achieved. The percentage will increase from 10% to 200% as Booked Sales and EBITDAS increase, based on the matrix that can be found in the Appendix. EBITDAS achievement is weighted slightly more than Booked Sales Achievement in determining the amount of the bonus.

The amount of bonus for shared financial goals will be calculated after the 2009 audited financial results are available. The calculation of the bonus, including any rounding, will be in the sole and absolute discretion of the Company’s CFO, with approval by the CEO.

Individual Goals

Individual goal performance under the 2009 Plan is based on both the following:

•	Achievement of agreed-upon individual goals closely related to the Participant’s area of responsibility. These goals will be agreed in writing between the Participant and his/her manager.
•	Contribution to adding value for shareholders, customers and employees.
•

At and below 80% individual goal achievement, no individual goal achievement bonus is paid. At 100% individual goal achievement, 100% of the individual goal achievement target bonus is paid. At 200% individual goal achievement, 200% of the individual goal achievement target bonus is paid. From the entry level to 100% achievement and from 100% to 200% achievement, the portion of the award earned scales up ratably, in steps as determined by the Company’s CFO.

Definitions:

•	Base Salary: Participant’s base salary as of 12/31/09.
•	EBITDAS: Earnings before interest, taxes, depreciation, amortization and stock compensation expense, determined in accordance with SLC’s audited financial statements for 2009.
•	Booked Sales: Booked sales in 2009, determined in accordance with SLC’s audited financial statements for 2009.

General Provisions:

1.

The Plan will be administered by Scientific Learning, which reserves the right to, at any time, amend, interpret, or terminate the Plan, in whole or in part. The obligations of the Company as set forth in this document shall be subject to modification in such manner and to such extent as the Compensation Committee of

SLC Confidential	Page 2 of 3

As adopted by the Compensation Committee February 17, 2009	Exhibit 1

the Board of Directors deem necessary, or as may be necessary to comply with any law, regulation or governmental order pertaining to compensation. The Compensation Committee has discretion to pay awards to reflect achievement even if specific goals are not met.

2.

Death or Disability. If a Participant dies or becomes disabled prior to the date the awards are paid, his/her cash payment amount will be prorated to include only the full fiscal quarterly periods for which the Participant was an active Scientific Learning employee. For the purposes of this Plan “disability” means that as a result of physical or mental incapacity the Participant is unable to perform his or her duties on a full-time basis for a period of 120 consecutive days. In the case of death, the payment amount will be paid to the Participant’s estate according to applicable law and established guidelines and practices.

3.	Paid or Unpaid Leave. If a participant is on paid or unpaid leave of absence in 2009, his/her cash payment amount will be prorated to exclude that time he/she was on such leave.
4.

Participants hired or promoted into a MIP eligible position prior to October 1, 2009 will be eligible for a pro-rated award (unless otherwise agreed to, in writing, at the time of the employment action).

5.

Except as provided in paragraphs 2 or 3 above, Plan Participants must be employed by Scientific Learning at the time that the award is no longer subject to a risk of forfeiture in order to receive payment of an award under this Plan.

6.

Awards will be paid in the first quarter of 2010, following the completion of the 2009 audit, provided that all awards shall be paid within two and one-half months following the end of the calendar year in which the awards are no longer subject to substantial risk of forfeiture.

SLC Confidential	Page 3 of 3

2009 MIP and PSP Financial Goals Achievement Matrix
February 23, 2009

		Booked Sales (in $M)

		44.6	46.1	47.6	49.1	50.6	52.1	53.6	55.1	56.6
EBITDAS (in $M)	6.0	120%	130%	140%	150%	160%	170%	180%	190%	200%	6.0	EBITDAS (in $M)
	5.5	105%	115%	125%	135%	145%	155%	165%	175%	185%	5.5
	5.0	90%	100%	110%	120%	130%	140%	150%	160%	170%	5.0
	4.5	75%	85%	95%	105%	115%	125%	135%	145%	155%	4.5
	4.0	60%	70%	80%	90%	100%	110%	120%	130%	140%	4.0
	3.5	45%	55%	65%	75%	85%	95%	105%	115%	125%	3.5
	3.0	30%	40%	50%	60%	70%	80%	90%	100%	110%	3.0
	2.5	15%	25%	35%	45%	55%	65%	75%	85%	95%	2.5
	2.0	0%	10%	20%	30%	40%	50%	60%	70%	80%	2.0
		44.6	46.1	47.6	49.1	50.6	52.1	53.6	55.1	56.6
		Booked Sales (in $M)